Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-72127 of United Parcel Service of America, Inc. on Form S-8 of our report dated June 28, 2010, relating to the financial statements and supplemental schedules of the UPS Savings Plan, appearing in this Annual Report on Form 11-K of the UPS Savings Plan for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

June 28, 2010